Exhibit 10.4
NONCOMPETITION AGREEMENT
between
M.E. ZUKERMAN SPECIALTY OIL CORPORATION,
as Seller,
and
CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.,
as Purchaser.
January 3, 2008

NONCOMPETITION AGREEMENT
     THIS NONCOMPETITION AGREEMENT (this “Agreement”) is by and between M.E. Zukerman Specialty Oil Corporation, a Delaware corporation (the “Seller”), and Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Purchaser”), and is being executed and delivered as of January 3, 2008 by the Seller in favor of, and for the benefit of, the Purchaser, Penreco, a Texas general partnership (the “Partnership”), and the other Indemnitees (as hereinafter defined).
Recitals
     A. As a general partner of the Partnership, the Seller has obtained extensive and valuable knowledge and confidential information concerning the businesses of the Partnership.
     B. The Purchaser, the Seller and the other general partner of the Partnership entered into an Agreement with Respect to the Sale of Partnership Interests in Penreco, a Texas General Partnership, dated as of October 19, 2007 (the “Purchase Agreement”), which provides that the Purchaser shall purchase all of the general partner interests in the Partnership (the “Purchase”). Certain capitalized terms used in this Agreement are defined in Section 18, and other defined terms not defined herein have the meanings given such terms in the Purchase Agreement.
     C. In order to induce the Purchaser to consummate the transactions contemplated by the Purchase Agreement, the Seller is entering into this Agreement.
Agreement
     In order to induce the Purchaser to consummate the transactions contemplated by the Purchase Agreement, and for other good and valuable consideration, the Seller agrees as follows:
     1. Restriction on Competition. In consideration of the purchase of the Partnership interests and the business of the Partnership and goodwill associated therewith, the Seller covenants to the Purchaser that, for a period of five years from the Transaction Date (the “Non-Competition Period”), without the prior written consent of the Purchaser (which consent may be withheld in the sole and absolute discretion of the Purchaser) and except as provided in Section 2, neither the Seller nor any Affiliate of the Seller will (i) engage in the business of marketing, manufacturing or distributing any Competing Product within the Restricted Territory, (ii) solicit or influence, or attempt to solicit or influence, any customer, or any Person that known by the Person engaged in such solicitation, influence, or attempted solicitation or influence to be, or within the twelve-month period preceding the date of this Agreement to have been, a purchaser of a Competing Product from the Partnership to purchase a Competing Product from any Person other than the Purchaser or its Affiliates, (iii) solicit or influence, or attempt to solicit or influence, any Person (excluding any Person seconded to the Partnership by Seller and excluding any member of the management committee of the Partnership) that is, or within the twelve-month period preceding the date of this Agreement was, an employee, officer, director, agent, supplier or independent contractor of the Partnership to terminate its relationship with the Purchaser or its Affiliates, or otherwise interfere or attempt to interfere in any way with the Purchaser’s or its Affiliates’ relationships with any of the foregoing, or any others or (iv) employ or engage or otherwise retain the services of, or recruit or solicit therefore, any Person who is, or within the twelve-month period preceding the date of this Agreement was, an employee or officer of the Partnership, excluding any Person seconded to the Partnership by Seller and excluding any member of the management committee of the Partnership, provided that Seller may employ or engage or otherwise retain the services of, or recruit or solicit therefore, any Person after such Person’s employment with the Partnership or any successor of the Partnership has been terminated.
     2. Exceptions to Restriction on Competition. Nothing in this Agreement shall prevent Seller or any of Seller’s Affiliates from carrying on the business of any entity or being associated with any asset or group of functionally related assets acquired by Seller or any entity which is wholly owned, directly or indirectly, by Seller’s ultimate parent, provided that the revenue of such entity or asset(s) attributable to the sale of Competing Products to third parties shall not constitute more than 15% of the total revenue of such entity or asset(s) in substantially the same manner as during the twelve-month period preceding the date of such acquisition.
     3. Confidentiality. The Seller agrees that it shall hold all Confidential Information in strict confidence and shall not at any time (whether during or after the Non-Competition Period) (a) reveal, report, publish, disclose or transfer any Confidential Information to any Person (other than the Purchaser), (b) use any Confidential Information for any purpose or (c) use any Confidential Information for the benefit of any Person (other than the Purchaser), except to the extent necessary to enable Seller to file tax returns with respect to income attributable to the Partnership or the proceeds of the sale of its general partnership interest in the Partnership, or to participate in any audit or resolution of any dispute related to such taxes, and except to the extent otherwise required by applicable law.
     4. Representations and Warranties. The Seller represents to the Purchaser that it is willing and able to engage in businesses that are not restricted pursuant to this Agreement and that enforcement of the restrictive covenants set forth in this Agreement will not be unduly burdensome to the Seller. The Seller acknowledges that its agreement to the restrictive covenants set forth in this Agreement is a material inducement and condition to the Purchaser’s willingness to enter into the Purchase Agreement and the other agreements contemplated thereby, to consummate the transactions contemplated thereby and to perform its obligations thereunder. The Seller acknowledges and agrees that the restrictive covenants and remedies set forth in this Agreement are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of the Purchaser and its Affiliates.
     5. Equitable Relief. The Seller acknowledges and agrees that the Purchaser would be irreparably harmed by any violation of the restrictive covenants set forth in this Agreement and that, in addition to all other rights and remedies available to the Purchaser at law or in equity, the Purchaser will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation. If the Seller or any Affiliate of the Seller violates this Agreement, the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such violation began until such violation permanently ceases.

     6. Indemnification. Without in any way limiting any of the rights or remedies otherwise available to any of the Indemnitees, the Seller shall indemnify and hold harmless each Indemnitee against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including attorneys’ fees), charge or expense (whether or not relating to any third-party claim) that is directly or indirectly suffered or incurred at any time (whether during or after the Non-Competition Period) by such Indemnitee, or to which such Indemnitee otherwise becomes subject at any time (whether during or after the Non-Competition Period), and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, (a) any inaccuracy in or breach of any representation or warranty contained in this Agreement, or (b) any failure on the part of the Seller to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement.
     7. Non-Exclusivity. The rights and remedies of the Purchaser, the Partnership and the other Indemnitees under this Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Purchaser, the Partnership and the other Indemnitees under this Agreement, and the obligations and liabilities of the Seller under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations. Nothing in this Agreement shall limit any of the Seller’s obligations, or the rights or remedies of the Purchaser, the Partnership or any of the other Indemnitees, under the Purchase Agreement; and nothing in the Purchase Agreement shall limit any of the Seller’s obligations, or any of the rights or remedies of the Purchaser, the Partnership, or any of the other Indemnitees, under this Agreement. No breach on the part of the Purchaser, the Partnership or any other party of any covenant or obligation contained in the Purchase Agreement or any other agreement shall limit or otherwise affect any right or remedy of the Purchaser, the Partnership or any of the other Indemnitees under this Agreement.
     8. Court Modification. Notwithstanding the foregoing, if any restrictive covenant set forth in this Agreement is found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of the Purchaser and its Affiliates, then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Agreement as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of the Purchaser and its Affiliates (including, after the Closing, the Partnership). The Seller acknowledges that the Purchaser and its Affiliates (including, after the Closing, the Partnership) have a worldwide market and therefore have need of a worldwide geographic restriction.
     9. Governing Law; Waiver of Jury Trial. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Texas (without giving effect to principles of conflicts of laws). THE SELLER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING

RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.
     10. Waiver. No failure on the part of the Purchaser, the Partnership or any other Indemnitee to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Purchaser, the Partnership or any other Indemnitee in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Indemnitee shall be deemed to have waived any claim of such Indemnitee arising out of this Agreement, or any power, right, privilege or remedy of such Indemnitee under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Indemnitee; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     11. Successors and Assigns. Each of the Purchaser, the Partnership and the other Indemnitees may freely assign any or all of its rights under this Agreement to any Person acquiring all or substantially all of the Partnership or the assets and business of the Partnership, without obtaining the consent or approval of the Seller. Except as so provided, this Agreement may not be assigned without the consent of the Seller (which consent may be withheld in the sole and absolute discretion of the Seller). This Agreement shall be binding upon the Seller and its successors and assigns, and shall inure to the benefit of the Purchaser, the Partnership and the other Indemnitees.
     12. Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against the Seller, the prevailing party shall be entitled to recover reasonable outside attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
     13. Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     14. Construction. Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. Neither the drafting history nor the negotiating history of this Agreement shall be used or referred to in connection with the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated in this Agreement, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.

     15. Survival of Obligations. Except as specifically provided herein, the obligations of the Seller under this Agreement (including its obligations under Sections 2 and 6) shall survive the expiration of the Non-Competition Period. The expiration of the Non-Competition Period shall not operate to relieve the Seller of any obligation or liability arising from any prior breach by the Seller of any provision of this Agreement.
     16. Obligations Absolute. The Seller’s obligations under this Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of the Purchaser, the Partnership, any other Indemnitee or any other Person) of any provision of the Purchase Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of the Purchaser, the Partnership, any other Indemnitee or any other Person.
     17. Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Seller and the Purchaser.
     18. Defined Terms. For purposes of this Agreement:
          (a) “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.
          (b) “Competing Product” shall mean any and all of the products described on Exhibit A attached hereto.
          (c) “Confidential Information” means any non-public information (whether or not in written form and whether or not expressly designated as confidential) relating directly or indirectly to the Purchaser, the Partnership or any of the Purchaser’s other subsidiaries or relating directly or indirectly to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, consultants or plans of the Purchaser, the Partnership or any of the Purchaser’s other subsidiaries (including any such information consisting of or otherwise relating to trade secrets, know-how, technology, inventions, prototypes, designs, drawings, sketches, processes, license or sublicense arrangements, formulae, proposals, research and development activities, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of consultants, lists of suppliers or lists of distributors); provided, however, that “Confidential Information” shall not be deemed to include information (a) that is or becomes generally available to the public other than as a result of a disclosure by Seller in violation of this Agreement; (b) that Seller possessed on a non-confidential basis prior to Seller’s receipt of that information from Purchaser or the Partnership, unless Seller has reason to believe the information came into Seller’s possession as a result of a breach of a contractual, legal or fiduciary obligation of confidentiality to Purchaser or the Partnership or any other party with respect to the information; or (c) that Seller receives on a non-confidential basis after the execution of this Agreement from a source other than Purchaser or the Partnership that is not known by Seller, after due inquiry, to be bound by a contractual, legal or fiduciary obligation of confidentiality to Purchaser, the Partnership or any other party with respect to the information.
          (d) “Indemnitees” means (i) the Purchaser, (ii) the Partnership, and (iii) the successors and assigns of each of the Purchaser and the Partnership.
          (e) “Person” means any (i) individual, (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity or (iii) governmental body or authority.
          (f) “Restricted Territory” means anywhere in the world.
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     IN WITNESS WHEREOF, the Seller and the Purchaser have duly executed and delivered this Agreement as of the date first above written.

Seller M.E. Zukerman Specialty Oil Corporation

By:	/s/ Morris E. Zukerman

Name:	Morris E. Zukerman

Title:	President

Purchaser Calumet Specialty Products Partners, L.P. By: Calumet GP, LLC, its general partner

By:	/s/ R. Patrick Murray II

Name:	R. Patrick Murray II

Title:	Vice-President and Chief Financial Officer

Exhibit A
Competing Products

White Oils	Includes all products sold or represented to be USP, NF or technical white oils and the international equivalents. This also includes similarly regulated lube oils and greases.

Petroleum Sulfonates	Includes petroleum sulfonates formed from acid treatment of petroleum fractions

Solvents	Includes petroleum derived, non fuels products within the 250 F to 750 F boiling range and with a viscosity less than 60 SUS at 100 F. Such products include, but are not limited to, mining solvents, drilling solvents, rolling oils and ink oils. Excluded are benzene, toluene, xylene, high aromatics compressor wash oil and cyclohexane.

Cable Fillers	Includes petrolatum and oil based fillers and flooding compounds used in cable manufacturing primarily to prevent water intrusion.

Petrolatum	Includes high molecular weight waxes and wax/oil blends derived from dewaxing high viscosity base oils such as bright stock. Most are refined to meet USP purity requirements.

Compressor Lubes	Includes products conforming to USDA H-1 requirements (or the international equivalent) or produced using a white oil base.

Refrigeration Oils	Includes yellow and white refrigeration oils.

Gelled Hydrocarbons	All Geahlene based products. Geahlene means a number of proprietary products consisting of a mixture of hydrocarbon(s)

and a blend of one or more polymers which form a gel-type network as described in, but not limited to, U.S. Patent #5,221,534 and in pending and subsequent patents.
In addition to the above listing, Competing Products includes any products represented as meeting technical, NF, USP or equivalent international specifications.

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